Prospectus Supplement                          Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 22, 2005)               Registration No. 333-123862


                AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

       $250,000,000 of 5.25% Contingent Convertible Senior Notes due 2024

   $10,000,000 of Series B 5.25% Contingent Convertible Senior Notes due 2024

                                      and

          Shares of Common Stock Issuable Upon Conversion of the Notes


         This prospectus supplement supplements the prospectus dated April 22, 2005, as supplemented by the prospectus supplements dated May 2, 2005, May 11, 2005, May 25, 2005, June 8, 2005, July 1, 2005, July 22, 2005, August 23, 2005
and September 13, 2005, relating to the resale by certain of our securityholders of up to $250,000,000 of our 5.25% Contingent Convertible Senior Notes due 2024, $10,000,000 of our Series B 5.25% Contingent Convertible Senior Notes due 2024 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The information appearing under the heading "Selling Securityholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:


                                               Aggregate
                                               Principal         Percentage of     Number of Shares
                                                 Amount       Aggregate Principal   of Common Stock    Percentage of
                                             of Notes That      Amount of Notes       That May Be      Common Stock
Name                                          May Be Sold         Outstanding           Sold(1)        Outstanding(2)
-------------------------------------------- -------------    -------------------  -----------------   --------------

Argent Classic Convertible Arbitrage Fund
   (Bermuda) Ltd. ..........................       2,990,000         1.15%                  206,634           *
Argent Classic Convertible Arbitrage Fund
   L.P. ....................................         530,000           *                     36,627           *
Argent Classic Convertible Arbitrage Fund
   II, L.P. ................................         130,000           *                      8,984           *
Lyxor Convertible Arb. Fund.................         697,000           *                     48,168           *
Xavex Convertible Arbitrage 10 Fund.........         350,000           *                     24,187           *


---------------
* Represents less than 1%.

(1)  Assumes conversion of all of the holder's notes at a conversion rate of
     69.1085 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, as amended, using 38,375,157 shares of common stock outstanding as of February 28, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.


              Investing in the notes and our common stock issuable
                upon their conversion involves risks. See "Risk
                Factors" beginning on page 7 of the prospectus.

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          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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                                   __________


           The date of this prospectus supplement is October 4, 2005.